Exhibit 99.1

GAP INC. REPORTS SECOND QUARTER EARNINGS PER SHARE OF $0.36 UP FROM $0.33 LAST YEAR

Company Re-affirms Full Year EPS Guidance

SAN FRANCISCO – August 19, 2010 – Gap Inc. (NYSE: GPS) reported earnings per share for the second quarter, which ended July 31, 2010, increased 9 percent to $0.36 per share on a diluted basis, compared with $0.33 per share on a diluted basis last year. Net earnings grew 3 percent to $234 million compared with $228 million for the second quarter last year.

“Our economic model helped us deliver both sales and earnings growth for the second quarter, while we navigated some challenges along the way,” said Glenn Murphy, chairman and chief executive officer of Gap Inc. “Looking forward, we’re committed to our strategy of growing sales and market share in North America as we also invest in our long-term global and online growth initiatives.”

In the second quarter, Gap Inc. expanded its e-commerce reach from one country to 55 through international shipping, making Old Navy available for the first time to customers outside of North America. In addition, the company expects to launch dedicated e-commerce sites this month in Canada and the United Kingdom. By the end of the year, the company expects to have stores in China, Italy and Australia, which combined with its expanding online and franchise operations, will reach customers in a total of about 80 countries.

Second Quarter Financial Highlights

•	Diluted earnings per share increased 9 percent to $0.36 from $0.33 last year.

•	Net sales increased 2 percent to $3.32 billion compared with $3.25 billion last year.

•	Gross profit grew 2 percent to $1.31 billion compared with $1.29 billion last year.

•	Operating margin increased 40 basis points to 12.0 percent compared with 11.6 percent last year. This is the highest second quarter operating margin in a decade.

•	About 38 million shares were repurchased for $799 million during the quarter, and a new $750 million share authorization underscores the company’s commitment to returning excess cash to shareholders.

Sales Results

Second quarter net sales were $3.32 billion compared with $3.25 billion for the second quarter last year. The company’s second quarter comparable store sales increased 1 percent compared with a decrease of 8 percent for the second quarter last year. The company’s online sales for the second quarter of fiscal year 2010 increased 15 percent to $258 million compared with $224 million for the second quarter last year.

The following table represents the company’s second quarter comparable store sales and net sales:

	Second Quarter Comparable Store Sales *		Second Quarter Net Sales
	2010	2009	2010	2009
Gap North America	-4%	-10%	$848 million	$878 million
Banana Republic North America	3%	-15%	$539 million	$516 million
Old Navy North America	2%	-4%	$1.25 billion	$1.24 billion
International	3%	-5%	$426 million	$390 million
Gap Inc. Direct	n/a	n/a	$258 million	$224 million
Gap Inc.	1%	-8%	$3.32 billion	$3.25 billion

*	The comparable store sales calculation for international excludes the company’s wholesale business and franchise business.

Additional Results and 2010 Outlook

Earnings Per Share

The company reiterated its guidance for fiscal year 2010 diluted earnings per share of $1.77 to $1.82, which represents a 12 to 15 percent increase compared with $1.58 per share last year.

Operating Margin

The company continues to expect that the operating margin for fiscal year 2010 will be about 13 percent.

Share Repurchases

During the first half of fiscal year 2010, the company repurchased about 52 million shares for $1.1 billion.

In a separate release today, the company announced that its Board of Directors authorized a new $750 million share repurchase program. This brings the company’s total share repurchase authorizations in fiscal year 2010 to $1.75 billion.

Cash and Cash Equivalents and Short-term Investments

The company ended the second quarter with $1.7 billion in cash and cash equivalents and short-term investments. Year-to-date, free cash flow, defined as net cash provided by operating activities less purchases of property and equipment, was an inflow of $292 million compared with an inflow of $589 million last year. Please see the reconciliation of free cash flow, a non-GAAP financial measure, from the GAAP financial measure in the tables at the end of this release.

Effective Tax Rate

The effective tax rate was 41.2 percent for the second quarter of fiscal year 2010 and 39.3 percent for the first half of fiscal year 2010.

The company continues to expect that the effective tax rate will be about 39 percent for fiscal year 2010.

Inventory

On a year-over-year basis, the company reported that inventory per square foot was up 12 percent at the end of the second quarter of fiscal year 2010. Inventory per square foot at the end of the second quarter was reduced by about 2 percentage points due to a shift in shipping terms with certain vendors. The company shifted terms in response to market conditions that were causing an increase in inventory in transit.

At the end of the third quarter of fiscal year 2010, the company expects inventory per square foot to be up in the high single digits compared with the third quarter of fiscal year 2009. Please see the Financials section under the Investors tab on www.gapinc.com for the company’s explanation of numerical range guidance.

Depreciation and Amortization

The company continues to expect depreciation and amortization expense, net of amortization of lease incentives, for fiscal year 2010 to be about $550 million.

Capital Expenditures

Year-to-date, capital expenditures were $248 million. The company continues to expect fiscal year 2010 capital expenditures to be about $575 million. The increase from fiscal year 2009 is primarily driven by Old Navy store remodels, new international store openings, and the online launch in the United Kingdom and Canada.

Real Estate

During the second quarter of fiscal year 2010, the company opened 10 store locations and closed 19 store locations.

The company ended the second quarter of fiscal year 2010 with 3,076 store locations, and net square footage decreased about 2 percent compared with the second quarter of fiscal year 2009.

Year-to-date, the company has opened 19 stores weighted towards international and closed 38 stores weighted towards Gap brand.

The company continues to expect that it will open about 65 stores, weighted towards international and that it will close about 110 stores, weighted towards Gap brand. In addition, the company continues to expect that net square footage will decrease about 3 percent in fiscal year 2010.

The following table contains our second quarter store openings, store closings, and square footage for the company-owned stores:

	Quarter Ended July 31, 2010
	Store Locations Beginning of Q2	Store Locations Opened	Store Locations Closed	Store Locations End of Q2	Sq. Feet (millions)
Gap North America	1,143	—	11	1,132	11.4
Gap Europe	179	5	4	180	1.6
Gap Asia	122	2	1	123	1.1
Old Navy North America	1,035	3	3	1,035	19.4
Banana Republic North America	575	—	—	575	4.9
Banana Republic Asia	27	—	—	27	0.1
Banana Republic Europe	4	—	—	4	—

Total	3,085	10	19	3,076	38.5

Webcast and Conference Call Information

Mark Webb, vice president, Investor Relations, will host a summary of Gap Inc.’s second quarter fiscal year 2010 results in a live conference call and real-time webcast at approximately 5 p.m. Eastern time today. Mr. Webb will be joined by Glenn Murphy, Gap Inc. chairman and chief executive officer, and Sabrina Simmons, Gap Inc. executive vice president and chief financial officer.

To access the conference call, please dial (800) 374-0168, or (706) 634-0994 for international callers. The webcast is located on the Conference Calls & Webcasts page in the Financials section under the Investors tab on www.gapinc.com. Replay of this event will be archived for four weeks on www.gapinc.com.

August Sales

The company will report August sales on September 2, 2010.

Forward-Looking Statements

This press release and related conference call and webcast contain forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “project,” and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding: (i) growing sales and market share in North America; (ii) investing in global and online growth initiatives; (iii) future international store openings and online expansion; (iv) returning excess cash to shareholders; (v) earnings per share for fiscal year 2010; (vi) operating margin for fiscal year 2010; (vii) effective tax rate for fiscal year 2010; (viii) inventory per square foot at the end of the third quarter of fiscal year 2010; (ix) depreciation and amortization for fiscal year 2010; (x) capital expenditures for fiscal year 2010; (xi) store openings and closings for fiscal year 2010 and weightings by brand; (xii) real estate square footage for fiscal year 2010; (xiii) inventory levels and inventory per square foot over time; (xiv) leveraging costs in future periods; and (xv) product improvements and inventory balance in the second half of fiscal year 2010.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company’s actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following: the risk that additional information may arise during the company’s close process or as a result of subsequent events that would require the company to make adjustments to the financial information; the risk that the adoption of new accounting pronouncements will impact future results; the risk that the company will be unsuccessful in gauging fashion trends and changing consumer preferences; the risk that changes in general economic conditions or consumer spending patterns will have a negative impact on the company’s financial performance or strategies; the highly competitive nature of the company’s business in the United States and internationally and its dependence on consumer spending patterns, which are influenced by numerous other factors; the risk that the company will be unsuccessful in identifying and negotiating new store locations and renewing or modifying leases for existing store locations effectively; the risk that comparable store sales and margins will experience fluctuations; the risk that the company will be unsuccessful in implementing its strategic, operating and people initiatives; the risk that adverse changes in the company’s credit ratings may have a negative impact on its financing costs, structure and access to capital in future periods; the risk that changes to the company’s information technology systems may disrupt its operations; the risk that trade matters, events causing disruptions in product shipments from China and other foreign countries, or an inability to secure sufficient manufacturing capacity may disrupt the company’s supply chain or operations; the risk that the company’s efforts to expand internationally may not be successful and could impair the value of its brands; the risk that acts or omissions by the company’s third party vendors, including a failure to comply with the company’s code of vendor conduct, could have a negative impact on the company’s reputation or operations; the risk that changes in the regulatory or administrative landscape could adversely affect the company’s financial condition and results of operations; the risk that the company does not repurchase some or all of the shares it anticipates purchasing pursuant to its repurchase program; and the risk that the company will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits; any of which could impact net sales, expenses, and/or planned strategies. Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended January 30, 2010. Readers should also consult the company’s quarterly report on Form 10-Q for the fiscal quarter ended May 1, 2010.

These forward-looking statements are based on information as of August 19, 2010. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Louise Callagy

(415) 427-3502

press@gap.com

Kris Marubio

(415) 427-1798

press@gap.com

The Gap, Inc.

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

($ in millions)	July 31, 2010	August 1, 2009
ASSETS
Current assets:
Cash and cash equivalents	$1,353	$2,031
Short-term investments	350	100
Merchandise inventory	1,632	1,473
Other current assets	718	672

Total current assets	4,053	4,276
Property and equipment, net	2,565	2,775
Other long-term assets	690	654

Total assets	$7,308	$7,705

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,141	$1,038
Accrued expenses and other current liabilities	872	923
Income taxes payable	16	10

Total current liabilities	2,029	1,971
Lease incentives and other long-term liabilities	952	989
Total stockholders’ equity	4,327	4,745

Total liabilities and stockholders’ equity	$7,308	$7,705

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

	13 Weeks Ended		26 Weeks Ended
($ and shares in millions except per share amounts)	July 31, 2010	August 1, 2009	July 31, 2010	August 1, 2009
Net sales	$3,317	$3,245	$6,646	$6,372
Cost of goods sold and occupancy expenses	2,003	1,957	3,931	3,845

Gross profit	1,314	1,288	2,715	2,527
Operating expenses	917	913	1,844	1,799

Operating income	397	375	871	728
Interest, net	(1)	(1)	(12)	(1)

Income before income taxes	398	376	883	729
Income taxes	164	148	347	286

Net income	$234	$228	$536	$443

Weighted-average number of shares - basic	646	697	657	696
Weighted-average number of shares - diluted	651	700	663	699

Earnings per share - basic	$0.36	$0.33	$0.82	$0.64
Earnings per share - diluted	$0.36	$0.33	$0.81	$0.63

The Gap, Inc.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	26 Weeks Ended
($ in millions)	July 31, 2010	August 1, 2009
Cash flows from operating activities:
Net income	$536	$443
Depreciation and amortization (a)	289	284
Change in merchandise inventory	(150)	45
Other, net	(135)	(52)

Net cash provided by operating activities	540	720

Cash flows from investing activities:
Purchases of property and equipment	(248)	(131)
Purchases of short-term investments	(400)	(100)
Maturities of short-term investments	275	—
Change in restricted cash	(4)	18
Change in other long-term assets	(1)	—

Net cash used for investing activities	(378)	(213)

Cash flows from financing activities:
Payments of long-term debt	—	(50)
Proceeds from share-based compensation, net of withholding tax payments	54	10
Repurchases of common stock	(1,098)	(45)
Excess tax benefit from exercise of stock options and vesting of stock units	9	—
Cash dividends paid	(130)	(118)

Net cash used for financing activities	(1,165)	(203)

Effect of foreign exchange rate fluctuations on cash	8	12

Net increase (decrease) in cash and cash equivalents	(995)	316
Cash and cash equivalents at beginning of period	2,348	1,715

Cash and cash equivalents at end of period	$1,353	$2,031

(a)	Depreciation and amortization is net of amortization of lease incentives.

The Gap, Inc.

SEC REGULATION G

UNAUDITED

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	26 Weeks Ended
($ in millions)	July 31, 2010	August 1, 2009
Net cash provided by operating activities	$540	$720
Less: purchases of property and equipment	(248)	(131)

Free cash flow (a)	$292	$589

(a)	Free cash flow is a non-GAAP financial measure. We believe free cash flow is an important metric because it represents a measure of how much cash a company has available for discretionary and non-discretionary items after the deduction of capital expenditures, as we require regular capital expenditures to build and maintain stores and purchase new equipment to improve our business. We use this metric internally, as we believe our sustained ability to generate free cash flow is an important driver of value creation. However, this non-GAAP financial measure is not intended to supersede or replace our GAAP results.